Exhibit 99.1

AdaptHealth Corp. Announces  Third Quarter 2019 Financial Results for its
AdaptHealth Holdings LLC Subsidiary

Plymouth Meeting, PA — November 13, 2019 — AdaptHealth Corp.  (NASDAQ: AHCO; AHCOW) (the “Company”), the third largest provider of home medical equipment (“HME”) in the United States, today announced financial results for its subsidiary, AdaptHealth Holdings LLC (“AdaptHealth Holdings”), for the three and nine months ended September 30, 2019.

AdaptHealth Corp.  reported the results of AdaptHealth Holdings without giving effect to the impact of the consummation of the Company’s acquisition of AdaptHealth Holdings on November 8, 2019 (the “Business Combination”), although results for the 2019 periods include certain expenses related to the transaction.

AdaptHealth Holdings’ Third Quarter 2019 Financial Highlights Compared to Three Months Ended September 30, 2018

•            Net revenue less provision for doubtful accounts increased 33.6% to $136.5 million:

•                  net sales revenue grew 44.5% to $83.1 million.

•                  net revenue from fixed monthly equipment reimbursements rose 19.5% to $53.4 million

•            Net loss equaled $3.1 million compared to net income of $12.7 million in the prior year period. Net loss for the three months ended September 30, 2019 included $8.2 million of costs and non-cash charges consisting of:

•                        $5.3 million of transaction costs related to acquisitions and the Business Combination; and

•                        a $2.9 million non-cash charge to interest expense representing the change in fair value of AdaptHealth Holdings’ interest rate swaps. During the third quarter of 2019, AdaptHealth Holdings designated its interest rate swaps as effective cash flow hedges, and accordingly, changes in the fair value of the swaps in future periods will be recorded as a component of Accumulated Other Comprehensive Income within Equity rather than as Interest Expense.

•            Net income for the three months ended September 30, 2018 included a non-cash income tax benefit of $5.0 million related to the reversal of a valuation allowance on AdaptHealth Holdings’ deferred income tax assets.

•            Adjusted EBITDA increased 25.3% to $31.7 million.

•            Adjusted EBITDA Less Patient Equipment Capex grew 26.3% to $18.7 million.  As a percentage of revenue, EBITDA Less Patient Equipment Capex was 13.7 % compared to 14.5% in the prior year period. Acquisition activity tends to reduce AdaptHealth Holdings’ margin and cash flow in the short term as it purchases inventory and fixed assets for newly acquired businesses while transitioning them to its platform.

Acquisitions Update

During the three months ended September 30, 2019, AdaptHealth Holdings consummated three HME acquisitions, and has consummated an additional three HME transactions since October 1, 2019. In the aggregate, AdaptHealth Holdings expects the completed HME transactions to generate annual net revenues of approximately $58 million.

CEO Commentary

Luke McGee, the Company’s Chief Executive Officer, commented, “We are very pleased with AdaptHealth Holdings’ year-to-date 2019 financial results, which included significant increases in revenue and Adjusted EBITDA that demonstrate the successful execution of our strategy to grow organically and through accretive acquisitions.  The third quarter of 2019 represented the best quarter in our history in terms of Net revenues, Adjusted EBITDA and Adjusted EBITDA Less Patient Equipment Capex.

“Our team has been heavily focused on acquisition integration and I am confident these efforts will be fruitful in Q4’19 and  2020.  We are affirming the Company’s previously reported expectation that Adjusted EBITDA and Adjusted EBITDA Less Patient Equipment Capex for the twelve months ended December 31, 2019 will approximate $75 million and $123 million, respectively. Our potential acquisition pipeline is more robust than it has been at any point in the last three years, and we are truly excited about executing on these opportunities.”

About AdaptHealth Corp.

AdaptHealth Corp. (formerly known as DFB Healthcare Acquisitions Corp.) acquired AdapthHealth Holdings LLC on November 8, 2019. AdaptHealth Holdings commenced operations in 2012 and is headquartered in Plymouth Meeting, PA. AdaptHealth Corp. offers a full suite of medical products for both rental and sale, with a focus on respiratory and/or mobility equipment, including CPAP sleep equipment, oxygen equipment, wheelchairs, walkers, and hospital beds. AdaptHealth Corp. has created a scalable, purpose-built, and centralized operating platform that optimizes client service and delivery, improves compliance, drives operational and financial efficiencies, and increases enterprise-wide profitability. AdaptHealth Corp. utilizes an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics; many of these referral relationships average 10+ years. AdaptHealth Corp. maintains an attractive payor mix, primarily comprised of commercial insurers, Medicare and Medicaid.

For more information about AdaptHealth Corp.’s products and services, please visit www.adapthealth.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of AdaptHealth Corp. management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of AdaptHealth Corp. These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which AdaptHealth Corp. may become a party or governmental investigations to which AdaptHealth Corp. may become subject that could interrupt or limit AdaptHealth Corp.’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in AdaptHealth Corp.’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector,  If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-

looking statements. There may be additional risks that AdaptHealth Corp. presently knows or that AdaptHealth Corp. currently believes is immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect AdaptHealth Corp.’s expectations, plans or forecasts of future events and views as of the date of this press release. AdaptHealth anticipates that subsequent events and developments will cause AdaptHealth Corp.’s assessments to change. However, while AdaptHealth Corp. may elect to update these forward-looking statements at some point in the future, AdaptHealth Corp. specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing AdaptHealth Corp.’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contact:

AdaptHealth Corp.	The Equity Group Inc.
Gregg Holst	Devin Sullivan
Chief Financial Officer	Senior Vice President
(484) 301-6599	(212) 836-9608
gholst@adapthealth.com	dsullivan@equityny.com

Brittany Lett	Kalle Ahl, CFA
Vice President, Marketing	Vice President
(909) 915-4983	(212) 836-9614
blett@adapthealth.com	kahl@equityny.com

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$8,823	$25,186
Accounts receivable, net	73,670	53,017
Inventory	14,234	7,673
Prepaid and other current assets	6,350	4,915
Total current assets	103,077	90,791
Equipment and other fixed assets, net	66,706	61,601
Goodwill	245,346	202,436
Other assets	5,893	5,050
Deferred tax asset	6,965	9,079
Total assets	$427,987	$368,957
Liabilities and Members’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$90,456	$85,558
Current portion of capital lease obligations	21,656	20,814
Current portion of long-term debt	8,894	7,090
Deferred revenue	9,097	7,508
Other liabilities	8,609	14,708
Total current liabilities	138,712	135,678
Long-term debt, less current portion	410,538	127,095
Capital lease obligations, less current portion	236	172
Other long-term liabilities	15,199	3,244
Total liabilities	564,685	266,189
Commitments and contingencies
Members’ equity (deficit)
Membership units	136,131	113,274
Controlling interest members’ deficit	(276,542)	(13,371)
Accumulated other comprehensive income	850	—
Total equity (deficit) attributable to AdaptHealth Holdings LLC	(139,561)	99,903
Noncontrolling interest in subsidiaries	2,863	2,865
Total members' equity (deficit)	(136,698)	102,768
Total liabilities and members’ equity (deficit)	$427,987	$368,957

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Revenue:
Revenue, net of contractual allowances and discounts	$143,081	$107,048	$400,958	$246,092
Provision for doubtful accounts	(6,630)	(4,892)	(20,855)	(9,467)
Net revenue less provision for doubtful accounts	136,451	102,156	380,103	236,625
Costs and expenses:
Cost of net revenue	114,797	86,315	317,174	199,586
General and administrative expenses	12,090	4,825	31,508	12,229
Depreciation, excluding patient equipment depreciation	840	1,038	2,439	2,293
Total costs and expenses	127,727	92,178	351,121	214,108
Operating income	8,724	9,978	28,982	22,517
Interest expense (includes loss of $2,922, gain of $363, loss of $12,359 and gain of $281, representing the change in fair value of interest rate swaps, respectively)	10,756	2,108	31,651	5,200
Loss on extinguishment of debt, net	—	—	2,121	1,399
(Loss) income before income taxes	(2,032)	7,870	(4,790)	15,918
Income tax expense (benefit)	1,027	(4,822)	5,444	(4,519)
Net (loss) income	(3,059)	12,692	(10,234)	20,437
Net income attributable to noncontrolling interests	627	296	1,336	681
Net (loss) income attributable to AdaptHealth Holdings LLC	$(3,686)	$12,396	$(11,570)	$19,756

AdaptHealth Holdings operates as a single segment focused on the following core service lines.

Net sales revenue:
Sleep	$59,117	$41,226	$156,677	$79,191
Respiratory	1,397	1,267	4,121	3,529
Home Medical Equipment	11,963	8,938	33,971	27,296
Other	10,587	6,062	30,247	17,577
Total Net sales revenue	$83,064	$57,493	$225,016	$127,593
Net revenue from fixed monthly equipment reimbursements:
Sleep	$20,761	$16,102	$57,762	$35,345
Respiratory	19,646	19,246	60,085	47,040
Home Medical Equipment	11,103	9,180	31,767	26,304
Other	1,877	135	5,473	343
Total Net revenue from fixed monthly equipment reimbursements	$53,387	$44,663	$155,087	$109,032
Total Net revenue
Sleep	$79,878	$57,328	$214,439	$114,536
Respiratory	21,043	20,513	64,206	50,569
Home Medical Equipment	23,066	18,118	65,738	53,600
Other	12,464	6,197	35,720	17,920
Total Net revenue	$136,451	$102,156	$380,103	$236,625

ADAPTHEALTH HOLDINGS LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2019	2018
Cash flows from operating activities:
Net (loss) income	$(10,234)	$20,437
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	45,076	33,011
Equity-based compensation	5,806	570
Deferred income tax	2,115	(5,045)
Change in fair value of interest rate swaps, net of reclassification adjustment	12,141	(281)
Provision for doubtful accounts	20,855	9,467
Amortization of deferred financing costs	830	341
Write-off of deferred financing costs	2,121	1,219
Gain on debt extinguishment	—	(800)
Changes in operating assets and liabilities, net of effects from acquisitions:	—	—
Accounts receivable	(38,105)	(11,290)
Due from affiliates and related parties	—	701
Inventory	(2,388)	1,641
Prepaid and other assets	(2,381)	(4,866)
Accounts payable and accrued expenses	7,338	(1,958)
Net cash provided by operating activities	43,174	43,147
Cash flows from investing activities:
Purchases of equipment and other fixed assets	(14,453)	(7,885)
Payments for business acquisitions, net of cash acquired	(47,946)	(78,163)
Net cash used in investing activities	(62,399)	(86,048)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt	317,000	140,000
Payments on long-term debt	(156,062)	(23,114)
Proceeds from issuance of promissory note payable	100,000	—
Proceeds from issuance of Common Units	20,000	—
Payments for equity issuance costs	(837)	—
Payments of deferred financing costs	(9,028)	(2,716)
Payments on capital leases	(28,659)	(18,894)
Borrowings on lines of credit	28,500	24,750
Payments on lines of credit	—	(59,218)
Distributions to members	(250,000)	—
Payments for redemption of Preferred Units	(3,714)	—
Payment of contingent consideration	(13,000)	—
Payments for debt prepayment penalties	—	(980)
Distributions to noncontrolling interest	(1,338)	(300)
Net cash provided by financing activities	2,862	59,528
Net (decrease) increase in cash and cash equivalents	(16,363)	16,627
Cash and cash equivalents at beginning of period	25,186	4,274
Cash and cash equivalents at end of period	$8,823	$20,901
Supplemental disclosures:
Cash paid for interest	$15,769	$4,369
Cash paid for income taxes	$492	$405
Noncash investing and financing activities:	—	—
Equipment acquired under capital lease obligations	$29,565	$19,001
Unpaid equipment and other fixed asset purchases at end of period	$8,483	$10,107
Seller note issued in connection with acquisition of Gould's Discount Medical, LLC	$2,000	$—
Contingent purchase price in connection with acquisitions	$6,425	$15,250
Deferred purchase price in connection with acquisition of American Ancillaries, Inc.	$1,500	$—
Convertible debt issued in connection with acquisition of Verus Healthcare, Inc.	$—	$16,846

Non-GAAP Financial Measures

This press release presents AdaptHealth Holdings LLC’s EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and nine months ended September 30, 2019 and 2018. AdaptHealth Holdings uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that it is useful to investors, as a supplement to U.S. GAAP measures. Under AdaptHealth Holdings’ existing credit agreement, its ability to engage in activities such as incurring additional indebtedness and making investments is governed, in part, by its ability to satisfy tests based on EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex.

AdaptHealth Holdings defines EBITDA as net income (loss) attributable to AdaptHealth Holdings LLC, plus net income (loss) attributable to noncontrolling interest, plus interest expense, income tax expense (benefit), depreciation and amortization and loss from discontinued operations, net of tax.

AdaptHealth Holdings defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment from debt, equity-based compensation, transaction costs, severance, and certain other non-recurring expenses.

AdaptHealth Holdings defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

AdaptHealth Holdings presents Adjusted EBITDA less Patient Equipment Capex because it believes this measure is useful to investors in evaluating AdaptHealth Holdings’ financial performance. AdaptHealth Holdings’ business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient’s use of the equipment terminates.

AdaptHealth Holdings uses the Adjusted EBITDA less Patient Equipment Capex metric internally in the following ways:

•                  All incentive compensation plans that have a profitability component use Adjusted EBITDA less Patient Equipment Capex as the relevant profitability measure;

•                  AdaptHealth Holdings evaluates acquisition opportunities using Adjusted EBITDA less Patient Equipment Capex as the metric and most contingent consideration arrangements are based on this metric; and

•                  AdaptHealth Holdings’ debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance.

For purposes of this metric, patient equipment capital expenditures are measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Both key business metrics have limitations as an analytical tool. Some of these limitations are:

•                  they do not reflect AdaptHealth Holdings’ cash expenditures, future requirements for capital expenditures or contractual commitments;

•                  they do not reflect changes in, or cash requirements for, AdaptHealth Holdings’ working capital needs;

•                  they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on AdaptHealth Holdings’ debts; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•                  Stock-based compensation is and will remain a key element of AdaptHealth Holdings’ overall long-term incentive compensation package, although AdaptHealth Holdings excludes it as an expense when evaluating its ongoing operating performance for a particular period; and

•                  they do not reflect the impact of certain cash charges resulting from matters AdaptHealth Holdings considers not to be indicative of its ongoing operations; and other companies in AdaptHealth Holdings’ industry may calculate Adjusted EBITDA differently than AdaptHealth Holdings does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP, and should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of AdaptHealth Holdings’ liquidity.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth Holdings Holdings LLC, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
	(Unaudited)
Net (loss) income attributable to AdaptHealth Holdings LLC	$(3,686)	$12,396	$(11,570)	$19,756
Income attributable to noncontrolling interest	627	296	1,336	681
Interest expense excluding change in fair value of interest rate swaps	7,834	2,471	19,292	5,481
Interest expense (income) representing change in fair value of interest rate swaps	2,922	(363)	12,359	(281)
Income tax expense (benefit)	1,027	(4,822)	5,444	(4,519)
Depreciation	16,871	13,500	45,077	33,012
EBITDA	25,595	23,478	71,938	54,130
Loss on extinguishment of debt, net(a)	—	—	2,121	1,399
Equity-based compensation expense(b)	400	313	5,806	571
Transaction costs(c)	5,282	486	8,232	1,342
Severance(d)	33	907	721	1,198
Non-recurring expenses(e)	346	77	534	94
Adjusted EBITDA	31,656	25,261	89,352	58,734
Less: Patient equipment capex(f)	(12,941)	(10,443)	(35,589)	(27,906)
Adjusted EBITDA less Patient Equipment Capex	$18,715	$14,818	$53,763	$30,828

(a)                                 Represents write off of deferred financing costs and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment.

(b)                                 Represents amortization of equity-based compensation to employees and expense resulting from accelerated vesting and modification of certain profit interests.

(c)                                  Represents transaction costs primarily related to acquisition growth, the 2019 Recapitalization, and costs related to the DFB merger.

(d)                                 Represents severance costs related to acquisition integration and internal AdaptHealth Holdings restructuring and workforce reduction activities.

(e)                                  Represents one-time legal and consulting expenses, in addition to certain other non-recurring expenses.

(f)                                   Represents patient equipment acquired during the respective period without regard to the manner in which the equipment was financed.